Exhibit 4.2

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

              SECURECARE TECHNOLOGIES, INC. (f/k/a eCLICKMD, INC.)

                    7.5% Senior Subordinated Promissory Note


PP Note No. 006                                                   March 9, 2004


         FOR VALUE RECEIVED, SecureCare Technologies, Inc. (f/k/a eClickMD, Inc.), a Nevada corporation (the "Company") with its principal executive office at 3001 Bee Caves Road, Suite 250, Austin, Texas 78746, promises to pay to the order of XXXXX (the "Holder" or "Payee") or registered assigns the principal amount of XXXXX (the "Principal Amount") on the earlier to occur of (i) two (2) years from the date of this Note (the "2-Year Event Date"); and (ii) a merger or combination of the Company in which the shareholders of the Company prior to the transaction own less than a majority of the outstanding shares of the of the surviving or combined entity after such transaction, or the sale of all or substantially all of the assets of the Company to one or more third parties or the purchase by a single entity or person or group of affiliated entities or persons of more than fifty (50%) percent of the issued and outstanding voting shares of the Company (the earliest of such events being referred to herein as the "Maturity Date"); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if the Maturity Date is the 2-Year Event Date, the Company, shall have the sole right to extend the Maturity Date (the "Extension") to the date one hundred eighty (180) days from the 2-Year Event Date (the "Extension Period"). To effectuate the Extension, the Company shall provide written notice to Gryphon Financial Securities Corp., (the "Placement Agent"), the placement agent for the Offering (as defined below) and the Holder of the Extension no later than five (5) business days prior to the 2-Year Event Date. In the event this Note is extended pursuant to the Extension, the Payee shall have the right to receive Extension Shares (as defined and in accordance with Section 5 of this Note). The Principal Amount is payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         This Note and other identical Notes in the aggregate principal amount of up to $600,000 (a "Note" and collectively the "Notes") is issued to the Payee in connection with a private placement (the "Offering") , of units (the "Units"), each Unit consisting of a Note and shares of common stock, par value $.001 per share of the Company (the "Common Stock") through the Placement Agent, pursuant to a Subscription Agreement by and between the Company and the Payee (the "Subscription Agreement"), a copy of which Subscription Agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein or elsewhere, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both the Principal Amount and interest thereon as provided herein.

         Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof and shall be payable in accordance with Section 2 hereof. All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

         The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the Payee, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

         1. Prepayment. The Principal Amount of this Note may be prepaid in part and/or in full, together with all accrued but unpaid interest due thereon through the date of prepayment, without penalty upon ten (10) days' prior written notice to the Holder.

         2.       Computation of Interest.

                  (a)      Base Interest Rate. Subject to Section 2(b) and
Section 2(c) below, the outstanding Principal Amount shall bear interest at the rate of 7.5% per annum calculated on the basis of a year of three hundred sixty
(360) days.

                  (b) Increasing Interest Rate. In the event (i) the Maturity Date is extended pursuant to the Extension, the rate of interest applicable to the unpaid Principal Amount automatically shall increase to 8.5% per annum commencing on the day immediately following the 2-Year Event Date, and
(ii) this Note is not repaid on (a) the Maturity Date if this Note is not extended pursuant to the Extension, or (b) on the date immediately following the last day of the Extension Period if this Note is extended pursuant to the Extension, then the rate of interest applicable to the unpaid Principal Amount automatically shall be adjusted to twelve (12%) percent per annum through and including the date of repayment; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2(c) below.

                  (c) Maximum Rate. In the event that it is determined that, under the applicable laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith (collectively, the "Effective Interest Rate") cause the Effective Interest Rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity.

                  (d) Payment of Interest. All accrued but unpaid interest on the Principal Amount shall be payable in the form set forth in this Section 2(d) upon the earlier to occur of (i) the Maturity Date (unless this Note is extended pursuant to the Extension), (ii) the date immediately following the last day of the Extension Period if this Note is extended pursuant to the Extension, and (iii) the date of any prepayment pursuant to Section 1 of this Note (the "Interest Payment Date"). All interest payments shall be paid in cash or in shares of Common Stock at the Company's option. If the interest is to be paid in shares of Common Stock, such shares of Common Stock shall be delivered to the Payee or per the Payee's instructions. If interest is paid in shares of Common Stock, then the number of shares of Common Stock to be issued on account of the accrued but unpaid interest required to be paid shall equal the quotient obtained by dividing (i) the amount of the interest owed on such date, by (ii) the Fair Market Value (as defined below) of the Common Stock. Fair Market Value shall mean (1) if the shares of Common Stock are listed on a national securities exchange, the average closing bid prices as reported for composite transactions during the five (5) consecutive trading days immediately prior to the date interest is to be paid pursuant to this Section 2(d); (2) if shares of the Common Stock are not so listed but are traded on the NASDAQ National Market ("NNM"), the average of the closing bid prices as reported on the NNM during the five (5) consecutive trading days immediately prior to the date interest is to be paid pursuant to this Section 2(d); or, if applicable, the Nasdaq SmallCap Market ("NSCM"), or if not then included for quotation on the NNM or the NSCM, the average closing bid price as reported by the NASD OTC Bulletin Board or the National Quotation Bureau, as the case may be, for the five (5) consecutive trading days immediately prior to the date interest is to be paid pursuant to this Section 2(d), or (3) if the shares of the Common Stock are not then publicly traded, the fair market price, not less than book value thereof, of the Common Stock, as determined in good faith by the Board.

         3.       Covenants of Company.

                  (a) Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform and each of its Subsidiaries (as defined in the Subscription Agreement) perform the obligations set forth in this Section 3(a) (the term "Company" as used in this Section 3 shall be deemed to refer to all Company Subsidiaries):

                           (i)      Taxes and Levies. The Company will promptly
pay and discharge all material taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                           (ii)     Maintenance of Existence. The Company will
do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                           (iii)    Maintenance of Property. The Company will at
all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                           (iv)     Books and Records. The Company will at all
times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

                           (v)      Notice of Certain Events. The Company will
give prompt written notice (with a description in reasonable detail) to the Payee of:

                                    (A)      the occurrence of any Event of
Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

                                    (B)      the delivery of any notice to the
Company effecting the acceleration of any indebtedness of the Company in excess of $50,000; and

                  (b) Negative Covenants. The Company covenants and agrees that, so long as any Principal Amount and/or interest this Note shall be outstanding, it will perform the obligations set forth in this Section 3(b):

                           (i)      Liquidation, Dissolution. Without the
express written consent of the Placement Agent, the Company will not liquidate or dissolve, consolidate with, or merge into or with, any corporation or entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof);

                           (ii)     Sales of Assets. Without the express written
consent of the Placement Agent, the Company will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part (i.e. representing twenty (20%) percent or more of the Company's total assets or revenues) of its properties or assets to any person or entity; provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of

                                    (A)      capital goods which are obsolete or
have no remaining useful life; or

                                    (B)      finished goods inventories;

                           (iii)    Redemptions. Other than as provided in the
Offering Documents (as defined in the Subscription Agreement), the Company shall not purchase or redeem any capital stock of the Company or any indebtedness of the Company or any Subsidiary convertible into or exchangeable for its capital stock or any option, warrant or right to purchase any such capital stock or convertible;

                           (iv)     Indebtedness. Without the express written
consent of the Placement Agent, the Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness for borrowed money which is not expressly subordinated in right of payment to this Note other than indebtedness allowed pursuant to the Confirmation Order (as such term is defined in the Subscription Agreement);

                           (v)      Negative Pledge. Without the express written
consent of the Holder, the Company will not hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                                    (A)      Liens granted to secure
indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                                    (B)      Liens for taxes, assessments or
other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                                    (C)      Liens of carriers, warehousemen,
mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                                    (D)      Liens (other than Liens arising
under the Employee Retirement Income Security Act of 1974, as amended, or
Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                                    (E)      judgment Liens in existence less
than 60 days after the entry thereof or with respect to which execution has been stayed;

                           (vi)     Investments. Without the express written
consent of the Placement Agent, the Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000 (except for its current banks).

                           (vii)    Dividends. The Company will not declare or
pay any cash dividends or distributions on its outstanding capital.

         4.       Events of Default.

                  (a) The term "Event of Default" shall mean any of the events set forth in this Section 4(a):

                           (i)      Non-Payment of Obligations. The Company
shall default in the payment of the Principal Amount or accrued interest on this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

                           (ii)     Non-Performance of Affirmative Covenants.
The Company shall default in the due observance or performance of any covenant set forth in Section 3(a), which default shall continue uncured for five (5) days.

                           (iii)    Non-Performance of Negative Covenants. The
Company shall default in the due observance or performance of any covenant set forth in Section 3(b).

                           (iv)     Bankruptcy, Insolvency, etc. The Company
shall:

                                    (A)      admit in writing its inability to
pay its debts as they become due;

                                    (B)      apply for, consent to, or acquiesce
in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                                    (C)      in the absence of such application,
consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                                    (D)      permit or suffer to exist the
commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                                    (E)      take any corporate or other action
authorizing, or in furtherance of, any of the foregoing.

                           (v)      Cross-Default. Any indebtedness of the
Company in an aggregate principal amount equal to or exceeding $50,000 shall be duly declared to be or shall become due and payable prior to the stated maturity thereof.

                  (b) Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (d) of Section 4(a) shall occur, the outstanding Principal Amount, all accrued but unpaid interest and all other obligations under this Note shall automatically be and become immediately due and payable, without notice or demand.

                  (c) Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section 4(a)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount, together with interest accrued on this Note, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

         5.       Extension Shares.

                  In the event this Note is extended pursuant to the Extension, the Company shall issue to each Holder no later than five (5) business days following the 2-Year Event Date, such number of shares of Common Stock ("Extension Shares"), as shall equal the quotient obtained by dividing (i) the Principal Amount outstanding on the 2-Year Event Date, by (ii) four (4). Such Extension Shares shall be restricted under the Securities Act of 1933, as amended (the "Securities Act"), but the Holder shall have piggyback registration rights to have such Extension Shares registered for resale under the Securities Act, as provided in the Registration Rights Agreement (as defined in the Subscription Agreement).

         6.       Amendments and Waivers.

                  (a) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company, Placement Agent and holders owning no less than 50.1% of the then outstanding Principal Amount; provided, however, that no such amendment, modification or waiver which would (i) modify this Section 6, (ii) reduce the interest rate or any increasing interest rate on this Note, (iii) extend the Maturity Date or the Extension Period, or (iv) reduce the Principal Amount payable hereunder, shall be made without the written consent of the holder of each Note so affected.

                  (b) No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  (c) To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  (d)      After any waiver, amendment or supplement under this
Section 9 becomes effective, the Company shall mail to the Holders a copy thereof.

         7.       Miscellaneous.

                  (a) Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.

                  (b) Governing Law, Etc. This Note shall be governed by and construed solely in accordance with the internal laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising under this Agreement or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, Company hereby expressly and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon it personally, or by certified mail or registered mail upon Company or such agent, return receipt requested, with the same full force and effect as if personally served upon Company in New York City. The parties hereto expressly and irrevocably each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.

                  (c) Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

         IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.


                                       SECURECARE TECHNOLOGIES, INC.
                                       (f/k/a eCLICKMD, INC.)


                                       By: __________________________________
                                           Name:
                                           Title: